Exhibit 99.1

SuRo Capital Corp. Announces Adjustment to Conversion Rate for Convertible Notes

SAN FRANCISCO, CA, February 3, 2021 (GLOBE NEWSWIRE) – SuRo Capital Corp. (“SuRo Capital” or the “Company”) (Nasdaq: SSSS) today announced an adjustment to the conversion rate of its 4.75% Convertible Senior Notes due 2023 (the “Notes”) as a result of the Company’s cash dividend payable on February 19, 2021.

Effective as of February 5, 2021, the conversion price applicable to the Notes has been adjusted to $9.25 per share (108.0505 shares of the Company’s common stock per $1,000 principal amount of Notes) from the most recent conversion price of $9.42 per share (106.1681 shares of the Company’s common stock per $1,000 principal amount of Notes), which has been in effect since December 30, 2020. The adjustment to the conversion rate of the Notes was made pursuant to the supplemental indenture governing the Notes as a result of the Company’s cash dividend of $0.25 per share, payable on February 19, 2021 to the Company’s common stockholders of record as of the close of business on February 5, 2021. The ex-dividend date is February 4, 2021.

Notice of the conversion rate adjustment will be delivered to holders of the Notes and U.S. Bank National Association, as trustee, in accordance with the terms of the supplemental indenture governing the Notes.

Certain Information Regarding the Dividend

The date of declaration and amount of any dividends, including any future dividends, are subject to the sole discretion of SuRo Capital’s Board of Directors. The aggregate amount of the dividends declared and paid by SuRo Capital will be fully taxable to stockholders. The tax character of SuRo Capital’s dividends cannot be finally determined until the close of SuRo Capital’s taxable year (December 31). SuRo Capital will report the actual tax characteristics of each year’s dividends annually to stockholders and the IRS on Form 1099-DIV subsequent to year-end.

Registered stockholders with questions regarding declared dividends may call American Stock Transfer at 800-937-5449.

Forward-Looking Statements

Statements included herein, including statements regarding SuRo Capital's beliefs, expectations, intentions, or strategies for the future, may constitute "forward-looking statements". SuRo Capital cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic and any market volatility that may be detrimental to our business, our portfolio companies, our industry, and the global economy, that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements, and other conditions which could cause SuRo Capital's actual results to differ from management's current expectations are contained in SuRo Capital's filings with the Securities and Exchange Commission. SuRo Capital undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

About SuRo Capital Corp.

SuRo Capital Corp. (Nasdaq: SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. SuRo Capital is headquartered in San Francisco, CA. Connect with the company on Twitter, LinkedIn, and at www.surocap.com.

Contact

SuRo Capital Corp.

(650) 235-4769

IR@surocap.com

Media Contact

Bill Douglass

Gotham Communications, LLC

Communications@surocap.com